United States securities and exchange commission logo





                     September 12, 2023

       Johnny Cheng
       Chief Financial Officer
       HUTCHMED (China) Ltd
       Cheung Kong Center, 48th Floor
       2 Queen's Road Central
       Hong Kong

                                                        Re: HUTCHMED (China)
Ltd
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-37710

       Dear Johnny Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences